Exhibit 99.1

PRESS RELEASE

JULY 30, 2008

SAUER-DANFOSS INC. REPORTS SECOND QUARTER 2008 RESULTS

•      Record Second Quarter Sales

•      Operating Margin Improvement Across all Business Segments

•      Strong Cash Flow from Operations at an All-Time High

•      New Orders and Backlog Support Projected Sales Growth for the Year

CHICAGO, Illinois, USA, July 30, 2008 – Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the second quarter ended June 30, 2008.

The Company reported that net sales rose 21 percent to $611.5 million, compared to net sales of $503.5 million for the second quarter 2007.  Excluding the impact of currency translation rate changes and divestitures, sales in the second quarter increased 12 percent over last year’s second quarter.  Net income for the second quarter 2008 was $22.7 million, or $0.47 per share, compared to net income of $17.6 million, or $0.37 per share, for the second quarter of 2007, a 29 percent increase.  Second quarter 2007 earnings included restructuring costs of $3.5 million, or $0.06 per share.

David Anderson, President and Chief Executive Officer, commented, “We are very pleased to have achieved record sales and strong earnings for the second quarter, building on the positive results that we reported in our first quarter.  In spite of the challenges presented by the general economic conditions in the U.S., we experienced improved sales in all three of our geographic regions, with Asia-Pacific posting the largest increase followed by Europe and the Americas.  Sales also increased in each of our business segments together with continued improvement in their operating margins.  Total operating margin was also up for both the quarter and six months, compared to a year ago.”

Sales for the second quarter increased 47 percent in the Asia-Pacific region, 13 percent in Europe, and 5 percent in the Americas, excluding the impact of currency and divestitures.  Compared to the prior year, sales in the Company’s

Executive Offices: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

Propel segment increased 12 percent, sales in the Work Function segment increased 10 percent, and sales in the Controls segment increased 13 percent, excluding currency and divestitures.

New Orders and Backlog Support Growth

New orders received for the second quarter 2008 were $638.2 million, up 18 percent over the prior year’s second quarter.  Excluding currency translation rate changes, orders were up 8 percent.

Total backlog at June 30, 2008, was $1,060.4 million, a 50 percent increase from June 30, 2007.  Excluding currency translation rate changes, backlog was up 37 percent.

Anderson added, “New orders and backlog continued to increase in the quarter reflecting the demand we are experiencing for our products in all of our markets, most particularly in Europe and Asia-Pacific.  As we mentioned last quarter, however, part of this increase in backlog is likely due to customers reacting to capacity constraints in the general market and placing orders with increased lead times to ensure that their requirements are covered.”

Six Month Review

The Company reported net sales for the six months ended June 30, 2008, of $1,228.9 million, compared to net sales of $1,026.6 million for the first six months of 2007.  Excluding the impact of currency translation rate changes and divestitures, net sales for the first six months of 2008 increased 12 percent over the prior year period.

Net income for the first six months of 2008 was $50.6 million, or $1.04 per share, compared to net income of $33.0 million, or $0.68 per share for the same period last year.  Results for the first six months of 2008 included a one-time gain on the sale of a building of approximately $1.4 million, or $0.02 per share, related to the previously completed restructuring program.  Restructuring costs for the first six months of 2007 were $15.4 million, or $0.27 per share.

Strong Cash Flow; Continued Investment in Capacity to Meet Current and Future Demand

The Company’s cash flow from operations for the first six months of 2008 was a record $114.5 million, compared to $59.1 million for the first six months of 2007.  Capital expenditures for the first six months of 2008 were $84.0 million, compared to $52.7 million for the first six months of 2007.  This increase is in line with planned capacity increases in 2008.  The Company’s debt to total capital ratio, or leverage ratio, was 40 percent at June 30, 2008, compared to 43 percent at December 31, 2007.

Anderson continued, “Our strong cash flow resulted in a significant improvement in our leverage ratio, even as we continue to invest in expanding our capacity, primarily in our European plants, to meet current and future market demand.  We will continue to invest at a high level to increase capacity during the remainder of the year and into 2009.”

Pricing Surcharge to Meet Rising Materials Costs

The Company recently announced a surcharge to customers in an effort to address the significant increased costs and surcharges it is seeing from its suppliers.  The Company also continues to make progress on its global procurement project to leverage its global buying power and newly installed business systems capabilities.

Outlook

“Based on our sales and earnings results for the first half of 2008, we remain comfortable with our outlook for this year as we expect earnings to be between $1.50 to $1.65 per share based on sales growth of 9 to 11 percent and capital expenditures to be 7 to 8 percent of sales,” concluded Anderson.

Webcast Information

Members of Sauer-Danfoss’ management team will host a Webcast on July 31 at 10 AM Eastern Time to discuss 2008 second quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through August 31, 2008.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 9,800 employees worldwide and revenue of approximately $2.0 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.    More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors.  Readers should bear in mind that past experience may not be a good guide to anticipating actual future results.  The economy in the U.S. remains unstable due to the repercussions of the deterioration in the credit markets, the weak housing and residential construction markets, and uncertainty surrounding job creation, interest rates and crude oil prices.  The European economy has been strong for some time but appears to have reached its peak, with inevitable declines to follow.  Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the

Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
(Dollars in thousands	June 30,	June 30,	June 30,	June 30,
except share and per share data)	2008	2007	2008	2007
Net sales	611,538	503,472	1,228,937	1,026,605
Cost of sales	473,532	391,177	943,206	789,724
Gross profit	138,006	112,295	285,731	236,881
Research and development	21,056	17,196	40,342	34,046
Selling, general and administrative	70,273	59,893	138,255	121,745
Net loss (gain) on disposal of fixed assets	404	198	(808)	450
Loss on sale of businesses	—	1,811	—	8,041
Total operating expenses	91,733	79,098	177,789	164,282
Income from operations	46,273	33,197	107,942	72,599
Nonoperating expenses:
Interest expense, net	(6,522)	(5,764)	(13,009)	(11,120)
Minority interest in income of consolidated companies	(5,468)	(6,259)	(14,407)	(14,643)
Other, net	(32)	(308)	(3,868)	(1,421)
Income before income taxes	34,251	20,866	76,658	45,415
Income taxes	(11,545)	(3,233)	(26,089)	(12,413)
Net income	22,706	17,633	50,569	33,002
Net income per share:
Basic net income per common share	0.47	0.37	1.05	0.69
Diluted net income per common share	0.47	0.37	1.04	0.68
Weighted average shares outstanding
Basic	48,222	48,094	48,216	48,090
Diluted	48,555	48,267	48,535	48,268
Cash dividends per common share	0.18	0.18	0.36	0.36

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2008	2007	2008	2007
Net sales
Propel	293,179	242,758	604,836	499,727
Work Function	162,882	136,492	323,368	274,865
Controls	155,477	124,222	300,733	252,013
Total	611,538	503,472	1,228,937	1,026,605
Segment Income (Loss)
Propel	51,416	41,032	116,833	86,706
Work Function	344	(1,104)	4,720	1,375
Controls	6,451	4,899	11,518	9,900
Global Services and Other Expenses, net	(11,970)	(11,938)	(28,997)	(26,803)
Total	46,241	32,889	104,074	71,178

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,	June 30,
(Dollars in thousands)	2008	2007
Cash flows from operating activities:
Net income	50,569	33,002
Depreciation and amortization	56,894	49,932
Minority interest in income of consolidated companies	14,407	14,643
Net change in receivables, inventories, and payables	(20,540)	(53,326)
Other, net	13,180	14,880
Net cash provided by operating activities	114,510	59,131
Cash flows from investing activities:
Purchases of property, plant and equipment	(83,965)	(52,686)
Proceeds from sale of property, plant and equipment	3,660	5,026
Proceeds from sale of businesses	—	7,033
Net cash used in investing activities	(80,305)	(40,627)
Cash flows from financing activities:
Net borrowings (repayments) on notes payable and debt instruments	(90)	6,618
Cash dividends	(17,352)	(16,302)
Distribution to minority interest partners	(5,957)	(4,263)
Net cash used in financing activities	(23,399)	(13,947)
Effect of exchange rate changes	408	426
Net increase in cash and cash equivalents	11,214	4,983
Cash and cash equivalents at beginning of year	26,789	29,112
Cash and cash equivalents at end of period	38,003	34,095

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	Dec. 31,
(Dollars in thousands)	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	38,003	26,789
Accounts receivable, net	378,832	318,152
Inventories	325,150	318,836
Other current assets	71,361	56,365
Total current assets	813,346	720,142
Property, plant and equipment, net	633,383	562,818
Other assets	222,384	217,462
Total assets	1,669,113	1,500,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	61,814	59,415
Long-term debt due within one year	212,915	208,819
Accounts payable	180,118	168,015
Other accrued liabilities	173,885	128,358
Total current liabilities	628,732	564,607
Long-term debt	188,504	175,811
Long-term pension liability	60,093	70,777
Deferred income taxes	37,356	40,930
Other liabilities	64,820	62,253
Minority interest in net assets of consolidated companies	70,844	60,544
Stockholders’ equity	618,764	525,500
Total liabilities and stockholders’ equity	1,669,113	1,500,422

Number of employees at end of period	9,824	9,756
Debt to total capital ratio (1)	40%	43%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.